Exhibit 23

                     Consent of Independent Auditors


We consent to the incorporation by reference in Registration Statement Number 33-64854 on Form S-8 dated June 22, 1993, Registration Statement Numbers 33-23195 and 33-23196 on Form S-8 dated July 21, 1988,
Registration Statement Number 2-92600 on Form S-8 dated August 25, 1984, and Post-Effective Amendment Number 2 to Registration Statement Number 2-68548 on Form S-8 effective August 9, 1980, of our report dated
February 14, 1994, with respect to the consolidated financial statements and schedules of Wolverine World Wide, Inc. and subsidiaries included in the Annual Report on Form 10-K of Wolverine World Wide, Inc. for the fiscal year ended January 1, 1994.


                                                  ERNST & YOUNG




Grand Rapids, Michigan
March 23, 1994